Contact:	Christi Woodworth
Vice President of Public Relations
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SONIC ELEVATES CLAUDIA SAN PEDRO TO PRESIDENT
Treasurer elected to chief financial officer and hotel veteran elected to board of directors

OKLAHOMA CITY (February 2, 2018) -- Sonic Corp. (NASDAQ:SONC), the nation’s largest chain of drive-in restaurants, today announced promotions of Claudia S. San Pedro to president and Corey R. Horsch to chief financial officer. Shareholders also elected S. Kirk Kinsell to the board of directors.

Ms. San Pedro most recently served the company as executive vice president and chief financial officer. A twelve-year veteran of Sonic, Ms. San Pedro joined the company as treasurer and was subsequently promoted to vice president of investor relations. Appointed chief financial officer in 2015, she led all financial strategies for the company and planning practices, as well as the brand’s relationship with lending institutions, shareholders, and the financial community. In her new role, Ms. San Pedro’s responsibilities include franchisee relations, supply chain, franchise sales and development, and business planning. She will provide oversight of the finance function as well.

Filling Ms. San Pedro’s vacated role of chief financial officer is Corey Horsch. Mr. Horsch joined Sonic as vice president of investor relations and treasurer in 2015. In his new role, he is responsible for all financial planning, internal audit, accounting and tax, while maintaining leadership for the investor relations and treasury functions.

Newly elected to the board is Kirk Kinsell for a three-year term. Mr. Kinsell is a seasoned hospitality executive with more than 30 years of operational, franchising and management experience in the hotel sector who currently serves as principal partner of Panther Ridge Partners, LLC, an investment and advisory company focused on the hospitality sector. He previously served as president and CEO of Loews Hotels and Resorts.

“I am delighted to promote Claudia to president and Corey to chief financial officer,” said Cliff Hudson, Sonic Corp. CEO. “Claudia’s focus on building relationships, business acumen and strategic mindset position the company well for future growth. Claudia is a highly skilled leader with an eye for developing talent, as evidenced by our ability to seamlessly transition Corey into the CFO role. Her readiness for this new role has been evidenced by the leadership she has shown to date, and I welcome her executive partnership.

“Additionally, we are excited to welcome Kirk as a new independent director to our board. His executive experience in the hospitality industry nicely complements the breadth of experience on our board.”

Existing directors re-elected to the Sonic Corp. board are Steven A. Davis and Kate S. Lavelle. Continuing director Jeffrey H. Schutz was elected by his peers to serve as lead independent director. Other continuing board members are Tony D. Bartel, R. Neal Black, Lauren R. Hobart, Federico R. Peña, Susan E. Thronson, Kathryn L. Taylor and Cliff Hudson. Retiring from the board are long-standing directors J. Larry Nichols, who served on the board for 11 years, and Frank E. Richardson, who served on the board since 1991.

“We greatly appreciate Larry’s and Frank’s many years of service to Sonic as stewards of our shareholders’ interests,” continued Mr. Hudson. “They both provided outstanding leadership during their tenures as Board members and especially during their tenures as lead independent directors.”

About SONIC, America's Drive-In

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Nearly 94 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For 65 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $9.5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.

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